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                                                                   Exhibit 99.1

FOR FURTHER INFORMATION CONTACT:
--------------------------------
PROTECTION ONE                                          LIFELINE
Mr. John E. Mack, III, Executive Vice                   Mr. Ronald Feinstein
President Business Development (310) 342-6322           President and Chief
Protection One, Inc.                                    Executive Officer
                                                        (617) 679-1000
                                                        Lifeline Systems, Inc.
www.protectionone.com                                   www.lifelinesys.com
---------------------                                   -------------------

FOR IMMEDIATE RELEASE
---------------------

PROTECTION ONE ANNOUNCES AGREEMENT TO ACQUIRE LIFELINE SYSTEMS, INC., THE LEADING PROVIDER OF PERSONAL EMERGENCY RESPONSE SERVICES

     Culver City, California, October 19, 1998 - Protection One, Inc. (Nasdaq:
ALRM), the second largest monitored security firm in the nation, today announced that it entered into an agreement to acquire Lifeline Systems, Inc. (Nasdaq:
LIFE), the leading provider of personal emergency response services ("PERS") in North America for approximately $174 million or $29.74 per share in cash and common stock of a newly formed holding company for Protection One, based on the number of currently outstanding Lifeline shares. Under the terms of the Agreement, which has been approved by the Boards of Directors of Protection One and Lifeline, each Lifeline share will be converted into the right to receive $14.50 and a certain number of shares of holding company common stock based on the average closing price of Protection One's common stock prior to the consummation of the transaction and adjusted for a variable exchange rate.
Based on the closing stock price of Protection One common stock on October 16, 1998, each share of Lifeline common stock would have been converted to the right to receive shares of holding company common stock worth approximately $15.24. The acquisition will be accounted for as a purchase is intended to qualify as a tax-free reorganization to the extent of the holding company common stock received in the transaction.

     Lifeline provides 24-hour monitoring to mature seniors in their homes. Established in 1974, Lifeline has a strong history of providing caring service to over five million subscribers since its founding. PERS provides a high-quality alternative to home care and long-term care, thereby enabling independence at home for the elderly subscribers. Lifeline offers equipment and monitoring services to over 400,000 subscribers on a co-branded basis through its strong relationships with over 2,200 community hospitals in all 50 states and Canada. Lifeline centrally monitors the majority of its subscribers from its response centers in Cambridge, Massachusetts and Toronto, Canada. The remainder are monitored locally in community hospitals.

     James M. Mackenzie, Jr., Protection One's President and Chief Executive Officer said, "We have been seeking additional product and service offerings that fit within Protection One's strategy to provide high quality security monitoring services,
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and Lifeline's personal emergency response business is a good fit with
Protection One's core business. Lifeline enjoys the leading market position in an attractive demographic segment and has a reputation for offering high quality services. We believe we share with Lifeline's management a common strategy of growing rapidly, offering innovative products and services, and developing long-term value for shareholders. We are excited to have the Lifeline management team join us and expect that they will make a significant contribution to Protection One's continued success."

     Mr. Mackenzie went on to say, "we believe the acquisition of Lifeline will make Protection One the largest provider of residential monitoring and security related services in North America based on the approximately 1.9 million subscribers the company will have as a result of the acquisition, over 86% of which will be residential subscribers.

     Ronald Feinstein, Lifeline's President and Chief Executive Officer added, "Protection One, as a leader in the security monitoring industry, provides Lifeline with a strong partner with which to accelerate our growth through further market penetration and acquisitions. This merger provides us with the opportunity to more rapidly grow our subscriber base, to offer enhanced services to our customers and to enter international markets. We believe this transaction represents excellent value to our shareholders."

     In connection with the acquisition, Protection One will establish a new holding company, of which both Protection One and Lifeline will become wholly owned subsidiaries. Each outstanding Protection One share will be automatically converted into one share of the new holding company and approximately 7.7 million shares will be issued to Lifeline shareholders, based on the number of currently outstanding Lifeline shares and Protection One's October 16, 1998 closing price of $11-9/16. The number of shares of Protection One common stock to be received by Lifeline's shareholders will be based on the average closing price of Protection One common stock for the ten days ending three days prior to Lifeline's shareholder meeting to be held in connection with the transaction (the "Average Closing Price"). The number of shares of holding company common stock to be received by Lifeline shareholders per share of Lifeline common stock will be as follows:

     (A)  1.7857 if the Average Closing Price is less than $7.00;

     (B) the quotient obtained by dividing (x) $12.50 by (y) the Average Closing Price, if the Average Closing Price is equal to or greater than $7.00 but less than $8.19;

     (C) 1.5263 if the Average Closing Price is equal to or greater than $8.19 but less than $9.50;
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     (D)  the quotient obtained by dividing (x) $14.50 by (y) the Average
          Closing Price, if the Average Closing Price is equal to or greater than $9.50 but less than $11.00; and

     (E) 1.3182 if the Average Closing Price is equal to or greater than $11.00.

     The transaction is subject to approval by the shareholders of both companies. The transaction is also subject to other customary closing conditions, including expiration of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act, and is expected to be completed in early 1999. Shareholders representing approximately 17% of Lifeline's shares have agreed to vote their shares in favor of the transaction and Westar Capital, Inc., a subsidiary of Western Resources, Inc. and Protection One's parent and holder of approximately 84% of Protection One's common stock, has similarly agreed to vote in favor of the transaction. Lifeline has granted to Protection One an option to purchase up to 19.9% of Lifeline's shares, exercisable under certain circumstances.

     BT Alex. Brown Incorporated served as financial advisor to Lifeline and rendered a fairness opinion to Lifeline's Board of Directors in connection with the transaction.

     Statements contained in this press release concerning the Company's outlook for Lifeline and other statements of management's beliefs, goals and expectation are "forward-looking statements" as that term is defined in the Private Securities Litigation Reform Act of 1995, and are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in or implied by the statements. These risks and uncertainties include the ability of the Company to complete the acquisition of Lifeline and integrate the operations of Lifeline into Protection One's operations, as well as those factors described in Protection One's registration statement on Form S-4 filed with the Securities and Exchange Commission on September 22, 1998. Protection One disclaims any obligation to update any forward-looking statements as a result of developments occurring after the date of this press release.

     Protection One, the second largest security alarm company in the United States, provides monitoring and related security services to more than one million residential and commercial subscribers across the nation.